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Cooper Industries
P. O. Box 4446
Houston, Texas 77210                                                EXHIBIT 99.1

                                                                  [ Cooper Logo]
NEWS
RELEASE




FOR IMMEDIATE RELEASE
April 22, 1998

Contact:         John Breed
                 (713) 209-8835

COOPER INDUSTRIES REPORTS NET INCOME UP 18%
FIRST-QUARTER SHARE EARNINGS UP 13%

HOUSTON, April 22 -- Cooper Industries, Inc. (CBE-NYSE) today reported that net income increased 18% to $92.0 million in the first quarter of 1998 from $77.7 million in the comparable period of 1997. Diluted share earnings for the first quarter of 1998 rose 13% to 76 cents from 67 cents in 1997. Revenues in the first quarter increased to $1.34 billion in 1998 from $1.32 billion in the first quarter of 1997.

          Revenues for the quarter, excluding recent divestitures and currency translations, increased 8%. Revenues for the first quarter of 1997 include sales from Kirsch, the window treatments business that the company sold in May 1997. In addition, foreign currency changes in relation to the U.S. dollar reduced reported revenues by approximately 2%.

         "Cooper is off to a very good start in 1998, posting our fourteenth consecutive quarter of year-to-year earnings per share increases," said H. J. Riley, Jr., Chairman, President and Chief Executive Officer. "During the quarter, we saw overall growth in both North American and Latin American markets, an increase in demand in Europe across all our businesses and closure on a number of value-adding strategic programs in our automotive business.

         "In addition, we acquired four businesses, one in our electrical products segment and three in our tools and hardware segment. Combined, these businesses are expected to add more than $130 million to annual revenues. We are also pleased to see significantly improved operating margins during the quarter, indicating that the profit improvement programs we have in place are producing the intended results," Riley added.

         The ELECTRICAL PRODUCTS segment continued to report record revenues, with an increase of 15% over 1997. All of the electrical businesses had solid revenue gains in North America and Europe. Segment revenues in Europe were also enhanced by the late-1997 addition of Menvier,
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a U.K.-based manufacturer of emergency lighting, alarms and safety systems.
Absent acquisitions and currency effects, electrical products revenues were up
6%.

         TOOLS & HARDWARE revenues grew 4% during the quarter. Increased domestic and international demand for power tools was partially offset by lower demand for industrial hand tools in North America. Foreign currency translation reduced the segment's revenues for the quarter by approximately 3%. Included in the segment's growth in the quarter were three recent acquisitions of power tool businesses: Recoules of France, Geta-Werk of Germany, and INTOOL, a U.S.- based business. Absent acquisitions and currency effects, Tools & Hardware revenues increased 2%.

         AUTOMOTIVE PRODUCTS revenues declined 5% in the first quarter. During the quarter, Cooper sold its unprofitable remanufactured CV joint business and completed an exchange of businesses with Standard Motor Products, Inc. Absent the effect of market disruptions related to these actions, currency movements and a small contribution from recent acquisitions, segment revenues would have been down less than 2% during the quarter.

         Cooper also announced that it is reviewing alternatives for exiting the automotive business, including an initial public offering or sale of the business. The company anticipates that a separation would make it easier for the investment community to analyze and evaluate Cooper's remaining operations.

         "Going forward, our strong first quarter results set the stage for 1998 to be a very good year for Cooper," said Riley. "The plans we have in place should accelerate Cooper's profitable growth and allow our company to produce greater shareholder value."

         Comparisons of 1998 and 1997 first-quarter results appear on the following page.

                                     ----

        Cooper Industries, with 1997 revenues of $5.3 billion, is a diversified, worldwide manufacturer of electrical products, tools and hardware, and automotive products. Additional information about Cooper is available on the company's World Wide Web site: www.cooperindustries.com.

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                       CONSOLIDATED RESULTS OF OPERATIONS

                                                         Quarter Ended March 31,        % Change
                                                     -----------------------------      ---------
                                                       1998                  1997
                                                     -------                ------
                                                    (in millions where applicable)
Revenues:
   Electrical Products                             $    706.0          $    612.7         15.2%
   Tools & Hardware                                     188.1               180.1          4.4%
                                                     --------           ---------
       Subtotal                                         894.1               792.8         12.8%
   Automotive Products                                  449.0               470.5         -4.6%
   Kirsch (1)                                              -                 55.6          N.M.
                                                    ----------         ----------
       Total revenues                                 1,343.1             1,318.9          1.8%

Cost of sales                                           912.0               905.7
Selling and administrative expenses                     242.0               240.8
Goodwill amortization                                    18.3                16.0
Other (income) expense, net                              (0.5)                1.5
Interest expense                                         25.3                29.6
                                                                         --------

       Income Before Income Taxes                       146.0               125.3
Income Taxes                                             54.0                47.6
                                                     --------          ---------
       Net Income                                    $   92.0          $     77.7         18.4%
                                                     ========          ==========

Net Income Per Common Share:
      Basic                                          $    .77         $       .71          8.5%
      Diluted                                        $    .76         $       .67(2)      13.4%

Shares Utilized in Computation
   of Income Per Common Share:
      Basic                                        119.7 million         109.5 million
      Diluted                                      121.2 million         124.8 million


                             PERCENTAGE OF REVENUES

                                                   Quarter Ended March 31,
                                                   ------------------------
                                                     1998               1997
                                                   -------            -------
Revenues                                           100.0%             100.0%
Cost of sales                                       67.9%              68.7%
Selling and administrative expenses                 18.0%              18.3%
   Income Before Income Taxes                       10.9%               9.5%
   Net Income                                        6.8%               5.9%


(1)  Kirsch was sold to Newell Co. on May 30, 1997.
(2) The 1997 calculation assumes conversion of the remaining 7.05% Convertible Subordinated Debentures to Common stock.
     As a result, interest on the debentures of $5.7 million, net of tax, was added back to net income in the computation of diluted earnings per share.

This press release contains forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve a number of assumptions, risks and uncertainties that could cause actual results of the company to differ materially from those matters expressed in or implied by such forward-looking statements. See "Earnings Outlook" in Management's Discussion and Analysis of Financial Condition and Results of Operations set forth in Appendix A to the Company's Proxy Statement for the 1998 Annual Meeting of Shareholders.

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